As filed with the Securities and Exchange Commission on March 7, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WSFS FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2866913 (I.R.S. Employer Identification Number)

500 Delaware Avenue Wilmington, DE (Address of principal executive offices)	19801 (Zip code)

(302) 792-6000
(Telephone number,
including area code, of registrant’s principal executive offices)

WSFS FINANCIAL CORPORATION 2018 INCENTIVE PLAN
(Full title of the plan)

Rodger Levenson
President and Chief Executive Officer
500 Delaware Avenue
Wilmington, DE 19801
(302) 792-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Frank M. Conner III
Michael P. Reed
Covington & Burling LLP
One CityCenter
850 10th Street, NW
Washington, DC 20001
(202) 662-5986

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)(3)
Common Stock, $0.01 par value per share	1,831,430	$42.74	$78,275,318	$8,994.27

(1)
This Form S-8 covers (a) 1,500,000 shares of WSFS Financial Corporation (the “Company”) common stock, par value $0.01 per share, (“Company Common Stock”) to be registered in connection with equity awards previously granted and available for issuance under the WSFS Financial Corporation 2018 Incentive Plan (the “2018 Plan”), and (b) 331,430 shares of Company Common Stock to be registered in connection with equity awards available for issuance under the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan (the “Beneficial Plan”), which was assumed by the Company in connection with the Merger (as defined below) and which may be issued under the 2018 Plan in accordance with Nasdaq rules. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
In accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low selling prices of the Company Common Stock as reported on the Nasdaq Global Select Market on March 1, 2019 ($42.74) and the total number of shares of Company Common Stock registered hereunder.

(3)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by previously paid filling fees as follows:

(a)
The Company filed a Registration Statement on Form S-4 (File No. 333-227573) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on September 27, 2018, as amended by Pre-Effective Amendment No. 1 filed on November 2, 2018 (the “Form S-4”) and paid a filing fee of $129,018. The offering contemplated by the Form S-4 was completed on March 1, 2019; upon completion of the offering there were 242,034 unsold shares of Company Common Stock registered thereunder for which a filing fee of $30.13 had been paid that may be used as an offset against future filings.

(b)
Beneficial Bancorp, Inc. (“Beneficial”), a predecessor-by-merger to the Company, filed a Registration Statement on Form S-8 (File No. 333-211067) under the Securities Act with the Commission on May 2, 2016 (the “Beneficial S-8”) and paid a filing fee of $4,885. The offering contemplated by the Beneficial S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the Beneficial S-8 filed by the Company (as successor-by-merger to Beneficial) on March 1, 2019; upon completion of the offering there were 331,430 unsold shares of Green common stock, par value $0.01 per share, registered thereunder for which a filing fee of $462.57 had been paid that may be used as an offset against future filings.

(c)
Accordingly, the total filing fee for the shares registered under this Form S-8 of $9,486.97 is hereby offset by $492.70, which represents unused portions of the filings fees paid in (a) and (b) above.

EXPLANATORY NOTE

The Company previously filed a Registration Statement on Form S-4 (File No. 333-227573) in connection with Beneficial, a Maryland corporation with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). This Registration Statement on Form S-8 (this “Registration Statement”) relates in part to 331,430 shares of Company Common Stock issuable in connection with equity awards available for issuance under the Beneficial Plan, which was assumed by the Company in connection with the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing such information will be sent or given to participants in the plans as specified by Rule 428(b)(1) under the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Dominic C. Canuso, Executive Vice President and Chief Financial Officer, at the address and telephone number on the cover of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this registration statement:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(2)	The Company’s Current Reports on Form 8-K (except to the extent furnished) filed with the Commission on January 2, 2019 and March 1, 2019;

(3)
The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed under Section 12 of the Exchange Act on July 7, 1989, including all amendments or reports filed for the purpose of updating such description;

(4)
The audited consolidated statements of financial condition of Beneficial Bancorp, Inc. as of December 31, 2018 and 2017, and the related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, and the related notes and report of the independent auditor thereto, are incorporated in this Form S-8 by reference to the Beneficial Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-36806), which was filed with the SEC on February 26, 2019; and

(5)
All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Consistent with the laws of the State of Delaware, Article NINTH of the amended and restated certificate of incorporation of the Company (the “WSFS charter”), provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (referred to as a proceeding), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (referred to as indemnitee), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, that, except with respect to proceedings to enforce rights to indemnification described below, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company’s board of directors. The directors of Wilmington Savings Fund Society, FSB and all officers thereof shall be deemed to be serving at the request of the Company as such directors and officers.

The right to indemnification shall include advancement of expenses to defend such proceeding; provided, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article NINTH or otherwise. The rights to indemnification and to the advancement of expenses shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim is not paid in full by the Company after a written claim has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the WSFS Charter, the Company’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Additionally, Article TENTH of the WSFS Charter states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of WSFS shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought from the Company, nor is the Company aware of any threatened litigation that may result in claims for indemnification from the Company by any officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington in the State of Delaware, as of March 7, 2019.

WSFS Financial Corporation

/s/ Dominic C. Canuso
By:	Dominic C. Canuso Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below appoints Rodger Levenson, his or her true and lawful attorney-in-fact, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign individually any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any registration statement (including exhibits thereto and other documents in connection therewith) filed by the registrant under Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorney-in-fact full power and authority to do and perform individually each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming any such act and thing that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodger Levenson
Rodger Levenson	President and Chief Executive Officer (Principal Executive Officer)	March 7, 2019

/s/ Dominic C. Canuso
Dominic C. Canuso	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2019

/s/ Mark A. Turner
Mark A. Turner	Executive Chairman	March 7, 2019

/s/ Eleuthère I. du Pont
Eleuthère I. du Pont	Lead Director	March 7, 2019

/s/ Anat Bird
Anat Bird	Director	March 7, 2019

/s/ Francis B. Brake, Jr.
Francis B. Brake, Jr.	Director	March 7, 2019

/s/ Jennifer W. Davis
Jennifer W. Davis	Director	March 7, 2019

/s/ Christopher T. Gheysens
Christopher T. Gheysens	Director	March 7, 2019

/s/ Calvert A. Morgan Jr.
Calvert A. Morgan Jr.	Director	March 7, 2019

/s/ Marvin N. Schoenhals
Marvin N. Schoenhals	Director	March 7, 2019

/s/ David G. Turner
David G. Turner	Director	March 7, 2019

/s/ Patrick J. Ward
Patrick J. Ward	Director	March 7, 2019

EXHIBIT INDEX

Number	Description
3.1
Registrant’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K filed for the year ended December 31, 2011, File No. 001-35638).

3.2
Certificate of Amendment, dated May 1, 2015, to the registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed on May 5, 2015, File No. 001-35638).

3.3
Amended and Restated Bylaws of WSFS Financial Corporation (incorporated herein by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K filed on November 21, 2014, File No. 001-35638).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to WSFS Financial Corporation’s Registration Statement on Form S-3 filed on June 9, 2010, File No. 333-167404).
5.1*	Opinion of Covington & Burling LLP
23.1*	Consent of Covington & Burling LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, WSFS Financial Corporation’s independent registered public accounting firm
23.3*	Consent of KPMG LLP, Beneficial Bancorp Inc.’s independent registered public accounting firm
24.1*	Power of Attorney (included on the signature pages of this Registration Statement)
99.1
WSFS Financial Corporation 2018 Incentive Plan (incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 23, 2018, File No. 001-35638)

* Filed herewith